Exhibit 5.1

[LETTERHEAD OF VENABLE LLP]

DRAFT

______________, 2024

Millrose Properties, Inc.

600 Brickell Avenue, Suite 1400

Miami, Florida 33131

Re:	Registration Statement on Form S-11

Ladies and Gentlemen:

We have served as Maryland counsel to Millrose Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration of the issuance by the Company of up to 135,000,000 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company, consisting of Class A Common Stock (“Class A Common Stock”) and Class B Common Stock (“Class B Common Stock”), which will be distributed by Lennar Corporation, a Delaware corporation (“Lennar”), to its existing common stockholders in a partial, taxable spin-off that is covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The form of Articles of Amendment and Restatement (the “Articles of Amendment and Restatement”) of the Company, in the form attached as Exhibit 3.1 to the Registration Statement and to be filed with the SDAT prior to the issuance of the Shares (upon acceptance of record by the SDAT, the “Charter”), certified as of the date hereof by an officer of the Company;

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

Millrose Properties, Inc.

_____________, 2024

5. The form of Amended and Restated Bylaws of the Company, in the form attached as Exhibit 3.2 to the Registration Statement and to be effective prior to the issuance of the Shares, certified as of the date hereof by an officer of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to, among other matters, (i) the authorization of the issuance and registration of the Shares and (ii) the filing of the Articles of Amendment and Restatement with the SDAT, certified as of the date hereof by an officer of the Company;

8. Resolutions adopted by the sole stockholder of the Company approving the Articles of Amendment and Restatement;

9. The form of Distribution Agreement, in the form attached as Exhibit 2.1 to the Registration Statement, to be entered into by the Company and Lennar (the “Distribution Agreement”);

10. A certificate executed by an officer of the Company, dated as of the date hereof; and

11. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Millrose Properties, Inc.

_____________, 2024

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of the restrictions on transfer and ownership contained in Article VII of the Charter.

6. Prior to the issuance of any Shares, the Articles of Amendment and Restatement will be filed with, and accepted for record by, the SDAT.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Registration Statement, the Resolutions and the Distribution Agreement, and against payment of the consideration set forth in the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Millrose Properties, Inc.

_____________, 2024

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,